Exhibit 99.1

FOR IMMEDIATE RELEASE

Acusphere Licenses Hydrophobic Drug Delivery System to

Cephalon for $10 Million

Cephalon to use Technology for Oncology Applications

Watertown, MA, March 31, 2008 — Acusphere Inc. (NASDAQ: ACUS) announced today that it has signed an agreement to license the intellectual property rights to its Hydrophobic Drug Delivery System™ (HDDS) for oncology applications, along with the rights to AI-850, its formulation of paclitaxel, to Cephalon, Inc., in exchange for a cash payment of $10 million.

“We are very pleased with the terms of this transaction, which establishes a strong value for part of our technology platform that is at an early stage of development,” said Sherri C. Oberg, President and CEO of Acusphere.  “We are confident that Cephalon is the right partner for one application of this important technology, given its strong focus on oncology. Just six months ago, we announced that AI-850 was a potential bio-equivalent to the one of the fast-growing anti-cancer drugs, Abraxane®. This transaction confirms the potential for our technology in the oncology arena, which is one of many potential applications for our HDDS technology.”

Frank Baldino, Jr., Chairman and CEO of Cephalon, stated, “Cephalon has a growing oncology business with a deep and diverse portfolio of marketed products and pipeline compounds. The addition of the HDDS technology, and AI-850 in particular, will build on our expertise and expand our oncology portfolio.”

About Acusphere, Inc.

Acusphere is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that over 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. Imagify and the Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of innovative products.  Cephalon is a leader in the discovery and development of products to treat central nervous system and oncologic disorders. The company’s scientific exploration has led to the creation of new chemical entities focused on G-Protein Coupled Receptors and cell signaling pathways that are involved in the pathogenesis of disease.

The company’s proprietary products in the United States include: TREANDA® (bendamustine hydrochloride) for Injection, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), PROVIGIL® (modafinil) Tablets [C-IV], FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), NUVIGIL(TM) (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

“Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

“Abraxane” is a registered trademark of Abraxis Bioscience, Inc.

The above press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the development and commercialization of HDDS and AI-850 and the development of the Company’s other potential products in the area of oncology.  The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:	Conway Communications
Mary T. Conway, 617-244-9682
or
Acusphere, Inc.
Investors: 617-925-3444
IR@acusphere.com
or
Media: 617-648-8800

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